Contact:
Craig Cook, Chief Administrative Officer
Cardinal Communications, Inc.
303-285-5348

FOR IMMEDIATE RELEASE: NEWS
July 21, 2006 OTCBB: CDNC

Cardinal Communications Board Members Resign

BROOMFIELD, Colo., July 21, 2006- Cardinal Communications, Inc. (OTC Bulletin Board: CDNC), a diversified provider of bundled digital communications and video-on-demand services, and a specialized developer of residential real estate, today announced that Robert Hale and Byron Young have resigned from the Company’s board of directors.

According to Dick Wilson, chairman, Mr. Hale’s resignation was a result of increasing personal commitments and the geographic challenges associated with his residing on the East Coast.

Mr. Young’s resignation will provide him with more time to focus on addressing the operational and financial issues related to Get-A-Phone’s declining performance.

About Cardinal Communications, Inc.

Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet) and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities.

Cardinal also operates Get-A-Phone, a provider of specialized local and long-distance calling programs in select U.S. markets. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDNC.” For more information, visit the Company’s website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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